Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Paul G. Van Wagenen

(713) 297-5000

POGO AGREES TO SELL THAILAND OIL AND GAS ASSETS

FOR $820 MILLION; STRENGTHENS BALANCE SHEET;

WORKS ON ACQUISITIONS

HOUSTON — June 17, 2005 — Pogo Producing Company (NYSE: PPP) today announced that it has entered into a definitive agreement to sell its Thailand assets to PTTEP Offshore Investment Company Limited and Mitsui Oil Exploration Co., Ltd., in a transaction totaling $820 million in cash.  The transaction is expected to close in the third quarter of 2005, subject to customary closing conditions.

“An important strategic goal of 2005, entering into an agreement to sell our Thailand assets if the right price was offered, has been achieved,” said Paul G. Van Wagenen, Chairman and Chief Executive Officer of Pogo.  “The American Jobs Creation Act of 2004 created a unique opportunity to reassess the value and strategic fit of Pogo’s international assets. Given the current strength of the energy market, the demand for high quality international properties, and the one-time tax treatment afforded by the Act, we decided that the divestiture of our licenses in Thailand and Hungary was in the best interests of our shareholders and our company. On June 7, 2005, Pogo announced that it had agreed to sell its wholly-owned subsidiary, Pogo Hungary, Ltd., in a transaction totaling approximately $9 million.  That transaction has closed.”

Mr. Van Wagenen continued, “In January, we announced our 2005 Strategic Plan. Major components of that plan include evaluation of a sale of our assets in Thailand and Hungary; curtailment of our 2005 discretionary development drilling until the related costs or drilling efficiencies improve; and a stock repurchase program equal to not less than $275 million nor more than $375 million of Pogo’s common stock, which, based upon recent prices, could represent approximately 9% to 12% of our outstanding shares. These strategic initiatives demonstrate Pogo’s focus on strict financial discipline and our willingness to adapt our strategy to changes in market conditions. All of these actions underscore Pogo’s clear commitment to actively manage our assets and resources to enhance long-term value for our shareholders.”

Mr. Van Wagenen concluded, “We expect to resume our discretionary development activities when the costs or drilling efficiencies have improved.  In the meantime, we will continue to repurchase shares and strengthen our balance sheet. The proceeds from the Thailand sale will be used to fund capital projects and will enable us to vigorously pursue market opportunities, including acquisitions.”

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Pogo Producing Company explores for, develops and produces oil and natural gas. Headquartered in Houston, Pogo owns interests in 93 federal and state Gulf of Mexico lease blocks offshore from Louisiana and Texas.  Pogo also owns approximately 705,000 gross leasehold acres in major oil and gas provinces in the United States and 1,043,000 acres in New Zealand.  Pogo common stock is listed on the New York Stock Exchange and the Pacific Exchange under the symbol “PPP”.

Except for the historical and present factual information contained herein, the matters set forth in this release include statements of management’s current expectations as to efficiencies, cost savings, market profile and financial strength, and the competitive ability and position of the company. Statements identified by words such as “expects,” “projects,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These and other forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the anticipated benefits from Pogo’s operations cannot be fully realized, the possibility that commodity prices, costs or difficulties related to the conduct of its business will be greater or lesser than expected, and the impact of competition and other risk factors relating to our industry will be greater than expected, all as detailed from time to time in Pogo’s reports filed with the Securities and Exchange Commission. Pogo disclaims any responsibility to update these forward-looking statements.